Exhibit 23.2

Consent of Independent REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of Ritter Pharmaceuticals Inc. of our report dated April 3, 2020, relating to the financial statements of Qualigen, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), appearing in the Registration Statement on Form S-4 (No. 333-236235) incorporated by reference in this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ SQUAR MILNER LLP

San Diego, CA
May 20, 2020